THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into as of June 21, 2018 (the “Effective Date”), by and between Pharmedica Ltd. an Israeli company (“Pharmedica”), and Green C Corporation a company incorporated under the laws of Canada with its principal place of business at 1 Whitehorse Road, Unit 16, Toronto, Ontario M3J 3G8 (“Licensee”). Pharmedica and Licensee each may be referred to herein individually as a “Party,” or collectively as the “Parties”.

WHEREAS, Pharmedica has developed and is the sole owner of or the exclusive licensee of the Licensed Patent and related Know-How; and

WHEREAS, Pharmedica is, as at the Effective Date, and intends to continue to be, involved with a third party company (“Third Party Company”) in the development and eventual commercialization of a product exploiting the Pharmedica Patent(s) and related Know-How for applications in the oral care field; and

WHEREAS, Pharmedica wishes to grant to Licensee and Licensee is willing to receive from Pharmedica an exclusive license under the Pharmedica IP to develop, market, use, sell, offer for sale, import, export, manufacture, commercialize and distribute the Licensed Product all in accordance with the terms and conditions of this Agreement; and

WHEREAS, each Party hereto has the ability, expertise and experience to perform its obligations hereunder.

NOW THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1.	Preamble, Appendices and Interpretation

1.1	The Preamble and Appendices hereto form an integral part of this Agreement.

1.2	In this Agreement the following terms shall bear the meanings assigned to them below, unless specifically stated otherwise:

1.2.1	“Affiliate” shall mean, with respect to any party hereto, any person, organization or entity directly or indirectly controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity shall mean the ability, directly or indirectly, to direct the activities of the relevant entity, and shall include, without limitation (i) ownership or direct control of fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possession of, or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity.

1.2.2	“Derivative Work” shall mean a work that is based upon one or more preexisting works, such as a revision, modification, translation, abridgment, condensation, expansion, or any other form in which such preexisting works may be recast, transformed or adapted and that if prepared without the authorization of the owner of the preexisting work would constitute an infringement of the proprietary rights of the owner therein.

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1.2.3	“First Commercial Sale” shall mean, with respect to any Licensed Product in any country, the first commercial sale to a third party by Licensee or its Affiliates or Sublicensees, in exchange for cash or some equivalent to which value can be assigned.

1.2.4	“Intellectual Property Rights” shall mean all intangible legal rights, titles and interests, evidenced by or embodied in: (i) all inventions, patents, provisionals, patent applications (whether pending or not), and patent disclosures together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, copyrights, designs, trade styles, logos, trade dress, and corporate names, including all goodwill associated therewith; (iii) any work of authorship, regardless of copyrightability, all compilations, all copyrights (including the droit morale); (iv) all trade secrets, and proprietary processes, licenses; and (v) all Derivative Works of the above and all other proprietary rights and any other intellectual property rights of any kind and nature however designated and however recognized in any country or jurisdiction worldwide.

1.2.5

“Licensed Product” shall mean Pharmedica’s patch described in Annex A hereto in combination with Cannabidiol (CBD) for medical or recreational cannabis, where latter permitted for the transmucosal delivery of medicinal or recreational cannabis, where latter permitted (other than in the field of oral care) or any other product exploiting the Licensee Cannabis IP for the transmucosal delivery of medicinal or recreational cannabis, where latter permitted.

1.2.6	“Marketing Approval” shall mean, with respect to any country, the obtaining of all necessary regulatory approvals (excluding the obtainment of pricing and reimbursement) required in order to commercially sell and market the Licensed Product in such country.

1.2.7	“Pharmedica IP” shall mean the Pharmedica Patents and all Intellectual Property Rights embodied therein and/or related thereto and the Pharmedica Know-How.

1.2.8	“Pharmedica Know-How” shall mean the formulation information that the Company will deliver to Elisha Kalfa.

1.2.9	“Pharmedica Patents” shall mean those patents and patent applications listed in Annex B, as well as patents issuing therefrom, and any substitutions, divisions, continuations, continuations-in-part (but only to the extent that they cover the same invention claimed in the foregoing), reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications.

1.2.10	“Net Sales” shall mean, with respect to each Licensed Product, the total amounts invoiced by or on behalf of Licensee, its Affiliates and their Sublicensees (in each case, the “Invoicing Entity”) on sales of Licensed Products to third parties in bona fide arms length transactions, less deductions for the following items to the extent they are actually allowed and incurred and specifically identifiable as directly related to such License Products in the invoiced amounts: (a) cash discounts; (b) returns of goods as a result of recalls and returns of damaged goods; (c) rebates relating to government mandated programs; and (d) customs, duties, sales, withholding (to the extent not refundable) and similar taxes to the extent such charges were added to the sales price of the Licensed Products.

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Net Sales shall not include sales by Licensee or one of its Affiliates to other of Licensee’s Affiliates, Sublicensees or contractors for resale, except if such Affiliate, Sublicensee or contractor is an end user of the Licensed Products; rather, in each such instance, Net Sales shall include the amounts invoiced by such Affiliate, Sublicensees or contractors to independent unrelated third parties, in bona fide arm’s length transactions. For purposes of this Agreement, “sale” shall not include reasonable transfers of a Licensed Product at no charge for regulatory or clinical trials purposes; provided that the quantity of Licensed Products actually utilized for purposes of such trials shall not exceed five percent (5%) of the volume of annual Licensed Product sales during any calendar year.

In calculating Net Sales, all amounts shall be expressed in US Dollars and any amount received in a currency other than US Dollars shall be converted in accordance with section 4.6.

1.2.11	“Sublicense” shall mean any right granted, license conferred, or agreement entered into, by Licensee or its Affiliates to or with any other person or entity, permitting any use of the Pharmedica IP or the Licensed Products, whether or not such grant of rights license or agreements entered into is described as sublicense or as an agreement with respect to the development and/or manufacture and/or marketing and/or distribution and/or sale.

1.2.12	“Sublicense Receipts” shall mean all consideration, whether monetary or otherwise, received by Licensee and/or its Affiliates from a Sublicensee in consideration for the grant of a sublicense hereunder, and/or pursuant thereto, or in consideration for the grant of an option for a Sublicense, except for amounts received by Licensee and/or its Affiliates from a Sublicensee which constitute royalties based on Net Sales of Licensed Products. Any Sublicense Receipts received by Licensee in the form of non-cash compensation shall be valued at fair market value, and Sublicense Fees shall be paid by Licensee to Pharmedica in respect of such Sublicense Receipts either in cash or in specie as received by Licensee (at Pharmedica’s sole discretion).

1.3	In this Agreement, words importing the singular shall include the plural and vice-versa and words importing any gender shall include all other genders and references to persons shall include partnerships, corporations and unincorporated associations.

1.4	In the event of any discrepancy between the terms of this Agreement and any of the Annexes or Appendices hereto, the terms of this Agreement shall prevail.

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2.	LICENSE

2.1	During the term of this Agreement and subject to the terms and conditions of this Agreement, Pharmedica hereby grants to Licensee an exclusive license to exploit the Pharmedica IP solely as necessary to develop, manufacture, market, use, sell, offer for sale, import, export, commercialize and distribute the Licensed Products (the “License”).

2.2	The License shall be sub-licensable, subject to any reasonable objection by Pharmedica to a specific sublicensee. Any such sublicense shall not release Licensee from any liability for performance under this Agreement and Licensee shall be responsible for assuring the compliance of its sublicensees with the relevant terms and conditions of this Agreement. A copy of any Sublicense agreement entered into by Licensee shall be submitted to Pharmedica following execution.

Licensee may only perform and/or subcontract development activities to third parties approved in advance and in writing by Pharmedica.

2.3	Pharmedica shall provide to Licensee Pharmedica’s available specifications, processes, materials, and any other documentation related to the Pharmedica IP as is reasonably necessary or useful to enable Licensee to utilize the License granted to Licensee under this Agreement. In addition, Pharmedica will make available personnel as reasonably requested by Licensee, to provide such individual training to Licensee’s technical personnel as is necessary to enable Licensee to utilize the License, at such reasonable times and places as Licensee may request from time to time. All Pharmedica’s costs incurred or expended in performing the foregoing shall be reimbursed to Pharmedica by Licensee.

2.4	Subject only to the License, all right, title and interest in and to the Licensed Product and the Pharmedica IP and all right, title and interest in and to any drawings, plans, diagrams, specifications, other documents, models, or any other physical matter in any way containing, representing or embodying any of the aforegoing vest and shall vest in Pharmedica. In addition, it is clarified that nothing contained in this Agreement shall prevent Pharmedica from freely using and exploiting the Pharmedica IP and/or Intellectual Property Rights relating to the Licensed Product, including without limitation those developed or first reduced to practice by or on behalf of Licensee, its Affiliates or Sublicensees, in respect of products based on or exploiting the Pharmedica IP for use in oral care applications or any other applications whatsoever (other than the transmucosal delivery of medicinal or recreational cannabis, where latter permitted).

2.5	Pharmedica makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any development efforts or activities; or that the Pharmedica IP or any part thereof is or will be valid or will afford proper protection or that the Pharmedica IP will be commercially exploitable or of any other value.

2.6

Licensee acknowledges that it is aware that Pharmedica is in the process of effecting a commercial transaction with the Third Party Company with regard to Pharmedica’s patch described in Annex A hereto and Pharmedica IP, as well as certain related technology, for oral health applications. Licensee undertakes to assist Pharmedica as required to promote such transaction, and not to take any action the consequence of which might be harmful to the chances of such transaction being executed and/or implemented or might reasonably be expected to delay such transaction. Without derogating from the generality of the foregoing, Licensee undertakes to assign or to license all its right, title and interest to the Licensee Cannabis IP (as defined below) to Pharmedica or such Third Party Company, as may be required by Pharmedica, for reasonable consideration.

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3.	DILIGENCE

3.1	Licensee shall, at its own expense, exert continuing best efforts to develop and commercialize the Licensed Product.

3.2	Furthermore, Licensee shall be required to meet the development, regulatory and sales milestones set forth in Annex C attached hereto by the respective dates set forth therein. For avoidance of doubt, failure to meet any of the aforesaid milestones shall entitle Pharmedica to terminate the License.

3.3	Licensee shall perform its obligations hereunder in accordance with all applicable laws and regulations, and shall procure the receipt of all approvals and consents necessary for the performance of its obligations under the terms hereof.

3.4	At the end of each calendar quarter, Licensee shall provide Pharmedica with a sales report and once yearly Licensee shall provide Pharmedica with written progress reports of its activities, which reports shall include detailed descriptions of the progress and results, if any, of: (i) the tests and trials conducted; (ii) manufacturing of the Licensed Product, (iii) the status of sublicensing and sales as well as (iv) details of new clinical and regulatory data developed pursuant hereto, and any adverse events.

4.	Financial Provisions

4.1	License Fee. Licensee shall pay Pharmedica a license fee of $100,000, payable as follows: (A) $50,000 (fifty thousand US dollars) shall be paid within three (3) days of the Effective Date and (B) $50,000 (fifty thousand US dollars) shall be paid within three (3) days of Licensee’s first receipt of an acceptable quote from Dr. Hock Tan of Bionex Pharmaceuticals, Inc (“Bionex”), related to the Licensed Product or the development thereof. .

4.2	Royalties. Licensee shall pay Pharmedica annual royalties at a rate of five percent (5%) of the Net Sales of the Licensed Product (“Royalties”).

4.3	Minimum Royalties. As of the first anniversary of the Effective Date, in the event that the Royalties payable in respect of any calendar year are less than $50,000 (the “Minimum Annual Royalty”), Licensee shall pay, in addition to the Royalties, an amount equal to the difference between such amount and the Minimum Annual Royalty within ninety (90) days of the end of the applicable calendar year. In the event that this Agreement is terminated by either party for any reason before the end of any calendar year, the Minimum Annual Royalty due for such year, if any, shall be prorated based on the proportion of the year elapsed prior to the effective date of such termination.

4.4	Sublicense Fees. In addition, Licensee shall pay Pharmedica five percent (5%) of Sublicense Receipts in addition to seven and one half percent (7.5%) of the proceeds of any sale of the Licensee (“Sublicense Fees”).

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4.5	Reports. As of the First Commercial Sale, and for the duration of the Agreement, Licensee shall submit to Pharmedica, no later than forty-five days (45) after the end of each quarter, quarterly reports detailing the amounts due to Pharmedica pursuant hereto, and detailing the Net Sales made by Licensee and its Affiliates and Sublicensees during such period. Such reports shall also detail the quantities of Licensed Products sold, applicable offsets (on a gross basis) and withholding taxes.

4.6	Payment. Royalties payable to Pharmedica shall be paid on a quarterly basis, no later than thirty (30) days after the end of each calendar quarter, and Sublicense Fees shall be paid within seven (7) days of receipt of the applicable Sublicense Receipts; all by wire transfer of immediately available funds to an account designated by Pharmedica in writing. With respect to sales of Products in foreign currency on which any Royalties are payable hereunder, conversions to U.S. dollars shall be made based on interbank (official) rates as reported on www.oanda.com as of the first business day of the month in which the payment is to be made.

4.7	Audit. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of amounts payable to Pharmedica in relation to Licensed Products, which records shall contain information to reasonably permit Pharmedica to confirm the accuracy of any reports or payments to Pharmedica under this Agreement. All such records shall be retained for at least five (5) years after the conclusion of the applicable calendar year, during which time Pharmedica shall have the right, at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after such accountant delivers the results of the audit. In the event that any audit reveals an underpayment in excess of five percent (5%), then Licensee shall bear the full cost of such audit.

5.	RESERVED

6.	TITLE

6.1	Existing Technology. Other than as explicitly set forth in this Agreement, nothing in this Agreement shall be construed as granting either Party any right or license to the other Party’s existing Intellectual Property Rights as of the Effective Date or in Derivative Works thereof.

6.2	Pharmedica IP. All Pharmedica IP will be owned exclusively by Pharmedica and shall be subject to the License granted hereunder.

6.3	New IP. All Intellectual Property Rights embodied in and/or related to the Licensed Product(s), all marketing materials and all related data and know-how, and all Intellectual Property Rights generated, made, conceived, developed, or reduced to practice, after the Effective Date hereof and related to the Licensed Product, including any improvements or modifications to the Pharmedica IP, shall be exclusively owned by Pharmedica and deemed included in the definition of Pharmedica IP (even if same were developed or reduced to practice by or on behalf of Licensee).

Notwithstanding the foregoing, any such newly developed IP developed or reduced to practice solely by or on behalf of Licensee specifically for use in the delivery of medicinal or recreational cannabis, where latter permitted (“Licensee Cannabis IP”) shall be owned by the Licensee, and Pharmedica shall have a perpetual, non-exclusive royalty-free license to exploit same at its discretion.

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6.4	Assistance Regarding IP. Each Party hereto undertakes to sign, execute and deliver all documents and papers that may be required, and perform such other acts as may be reasonably required in the circumstances, in order to ensure the allocation of the intellectual property rights between the Parties in accordance with the terms of this Section.

7.	PROSECUTION AND PROTECTION OF INTELLECTUAL PROPERTY

7.1	Patent Filing and Prosecution. Pharmedica shall be responsible for the filing, prosecution and maintenance of all patents and patent applications included in the Pharmedica IP and/or related to the Licensed Product.

7.2	Patent Enforcement. Each of Pharmedica and Licensee shall promptly notify the other if it knows or has reason to believe that any of the rights to the Pharmedica IP and/or related to the Licensed Product are being infringed or misappropriated by a third party or that such infringement or misappropriation is threatened. The parties shall consult with each other as promptly as reasonably practicable to review actions to be taken in connection with such alleged infringement or misappropriation.

Only Pharmedica shall be entitled to take action to alleviate any such alleged or threatened infringement or misappropriation at its sole discretion.

In case of such action, Licensee will fully cooperate with Pharmedica with respect to the investigation and prosecution of such alleged infringement or misappropriation including the eventual joining of Licensee as a party to such action, if so required by the law of the particular forum where enforcement is being sought. Any recovery obtained as a result of such enforcement action shall be applied first to the documented legal fees and other costs actually incurred in connection with the action, and the remainder of such recoveries shall be retained by Pharmedica.

7.3	Defense against Claims of Infringement. In the event that during the term of this Agreement a suit or action is brought against either Pharmedica or Licensee, or both of them, by a third party alleging that the commercialization of the Licensed Products infringes upon any Intellectual Property Rights of such third party the Party being so sued shall immediately give the other Party notice of same.

Licensee shall have the first right, but not the obligation, to defend against such action, on behalf of both Parties, within the appropriate time, and any expenses or costs incurred by Licensee in connection with such action(s), and any costs or amounts awarded to the counterparties in such action(s), shall be fully borne by Pharmedica and any recovery in such action shall be applied first to the documented legal fees and other costs actually incurred by Pharmedica in connection with the action, and the remainder of such recoveries shall be retained by Pharmedica.

In the event that Licensee does not exercise its right to so defend as set forth above, then Pharmedica shall be entitled to defend against such claim at its own cost and expense and any recovery in such action shall be retained by Pharmedica in full. In addition, and without derogating from Pharmedica’s other rights and remedies, in such event that Pharmedica defends against such claim, Pharmedica shall have the right to terminate the License in accordance with the provisions of Section 12.3(i) [termination for breach].

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7.4	Under no circumstances shall Licensee challenge or attempt to invalidate, directly or indirectly, the validity of any of the Pharmedica Patents during the term of this Agreement or at any time thereafter.

7.5	In no event shall either Party when defending the other party, enter into any settlement, consent order, consent judgment or any voluntary disposition of such action that would adversely affect the rights of the other without the prior written consent of such other Party, which consent shall not be unreasonably withheld.

8.	WARRANTIES AND REPRESENTATIONS

8.1	Each Party hereby warrants that (i) it has the full power and authority to enter into this Agreement and to convey the rights herein conveyed; (ii) entering this Agreement and performance hereof shall not constitute a breach of any agreement, contract, understanding and/or obligation, or any third party rights including its documents of incorporation that it is currently bound by; (iii) it shall perform its obligations hereunder diligently, expeditiously and to the best of its abilities; and (iv) it has the financial capacity, as well as the necessary experience and expertise, to carry out all its obligations hereunder, and that in carrying out its undertakings and responsibilities pursuant to this Agreement, it shall obtain or procure all necessary approvals and consents and shall comply with all applicable laws and regulations, licenses, permits, and approvals.

8.2	Pharmedica further warrants that to its knowledge, no third party has provided Pharmedica with written notice contesting the ownership or validity of the Pharmedica IP.

9.	INDEMNIFICATION; LIMITATION OF LIABILITY

9.1	Licensee shall defend, indemnify and hold Pharmedica, its Affiliates, and the officers, directors and employees and consultants of each of them, harmless from and against any losses, costs, damages, fees or expenses (including reasonable attorneys fees) suffered by them relating to (i) any breach by Licensee of its obligations hereunder or (ii) any activities conducted by or for Licensee under this Agreement, or (iii) any product liability claims related to the Licensed Product or the marketing or sale thereof.

9.2	EXCEPT AS OTHERWISE REQUIRED BY APPLICABLE LAW, IN NO EVENT SHALL PHARMEDICA BE LIABLE TO LICENSEE OR ANY OF ITS AFFILIATES OR SUBLICENSEES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY LICENSEE OR ANY OF ITS AFFILIATES OR SUBLICENSEES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

10.	CONFIDENTIALITY

10.1	Other than as expressly set forth herein, Licensee and Pharmedica undertake to treat and to maintain and to ensure that their Representatives (as defined below) shall treat and maintain, in strict confidence and secrecy any information disclosed by the other Party prior to the Effective Date or thereafter under this Agreement, whether disclosed in oral or visual form or in writing and shall keep in confidence the existence and contents of this Agreement (the “Confidential Information”) and shall not disclose, publish, or disseminate in any manner, any Confidential Information to a third party other than those of its Representatives with a need to know same for the purpose of performing its obligations under this Agreement. In addition, each Party shall undertake to treat and maintain (and to ensure that its Representatives treat and maintain) in strict confidence and secrecy and to prevent any unauthorized use, disclosure, publication, or dissemination of the Confidential Information, except for the purpose of complying with this Agreement. Each Party agrees to be responsible for any use or disclosure of Confidential Information of any of its said Representatives. It is clarified that the Pharmedica IP and any IP subject to the provisions of Section 6.3 above shall constitute Pharmedica’s Confidential Information.

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10.2	Each Party shall: (i) safeguard and keep secret all Confidential Information, and will not directly or indirectly disclose to any third party the Confidential Information without written permission of the other; and (ii) in performing its duties and obligations hereunder, use at least the same degree of care as it does with respect to its own confidential information of like importance but, in any event, at least reasonable care.

10.3	The undertakings and obligations under this Section 10 shall not apply to any part of the Confidential Information which:

(a)	was known to the recipient of the Confidential Information (“Recipient”) prior to disclosure by the disclosing Party (“Discloser”);

(b)	was generally available to the public prior to disclosure to the Recipient;

(c)	is disclosed to Recipient by a third party who is not bound by any confidentiality obligation, having a legal right to make such disclosure;

(d)	has become through no act or failure to act on the part of the Recipient public information or generally available to the public; or

(e)	is required to be disclosed by Recipient by law, by court order, or governmental regulation (including securities laws and/or exchange regulations), provided that the Recipient gives Discloser reasonable notice prior to any such disclosure and cooperates (at Discloser’s expense) with Discloser to assist Discloser in obtaining a protective order or other suitable protection from disclosure (if available) with respect to such Confidential Information and discloses the minimum required by such order.

10.4	Licensee and Pharmedica acknowledge that the respective Confidential Information is of special and unique significance to each of them and that any unauthorized disclosure or use of the Confidential Information could cause irreparable harm and significant injury to the Discloser that may be difficult to ascertain. Accordingly, any breach of this Agreement may entitle the aggrieved Party in addition to any other right or remedy that it may have available to it by law or in equity, to remedies of injunction, performance and other relief, including recourse in a court of law.

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10.5	The provisions relating to confidentiality in this Section 10 shall remain in effect during the term of this Agreement and for a period of ten (10) years after its termination.

10.6	“Representatives” shall mean employees, officers, agents, subcontractors, consultants, and/or any other person or entity acting on either Party’s behalf, individually or collectively and which shall be exposed to Confidential Information.

11.	PUBLICATION

Neither Party shall issue any press release, make any public statement or advertise any information pertaining to this Agreement, or to the collaboration hereunder, without the prior written approval of the other, except as required by applicable law. Without derogating from the foregoing, disclosure required under applicable law and regulations shall not be subject to the written consent of the other Party, however the disclosing party shall give the other sufficient notice, as far as practicable under law, of such required disclosure as to enable the non-disclosing Party time to object to such disclosure.

12.	TERM AND TERMINATION

12.1	This Agreement is subject to the approval of the Board and Shareholders of the Company, and in the event such approval is not obtained within 30 days as of the signing hereof, this Agreement shall be null and void ab initio and any payments made hereunder shall be returned.

12.2	This Agreement shall be effective from the date of signature of the last signing party to the Agreement (the “Effective Date”) and shall continue in full force and effect subject to Section 12.1 above, unless earlier terminated, in accordance with this Section 12.

12.3	Without derogating from any other remedies that any Party hereto may have under the terms of this Agreement or at law, each Party hereto shall have the right to terminate this Agreement forthwith upon the occurrence of any of the following:

(i)	the commission of a material breach by the other Party hereto of its obligations hereunder, and such other Party’s failure to remedy such breach to the reasonable satisfaction of the other Party within thirty (30) days after being requested in writing to do so; or

(ii)	the other party’s liquidation, whether voluntarily or otherwise, or if it makes an assignment for the benefit of creditors.

12.4	Upon termination of this Agreement by Pharmedica pursuant to the provisions of Section 12.3 (ii) above [Licensee’s liquidation], all right, title and interest in and to the Licensee Cannabis IP shall automatically be assigned, and is hereby assigned, to Pharmedica for no further consideration.

12.5	The termination of this Agreement for any reason shall not relieve either Party hereto of any obligations which shall have accrued prior to such termination.

12.6	The following provisions of this Agreement shall survive the termination or expiration hereof: 1, 4.7, 6, 7.1, 7.2, 7.4, 7.5, 9, 10, 11, 12.4, 12.5, 12.6, 14 and 15.

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13.	INSURANCE

Each Party hereto shall maintain, for the term of this Agreement and thereafter, insurance sufficient to cover its obligations under this Agreement and under law.

14.	Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The Parties hereto hereby consent to the exclusive jurisdiction of the appropriate court of Tel Aviv-Jaffa with respect to any matter related to this Agreement.

15.	MISCELLANEOUS

15.1	The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

15.2	This Agreement (including the Annexes attached hereto) constitutes the entire agreement between the Parties with respect to its subject matter and supersede all prior agreements, arrangements, dealings or writings between the Parties.

15.3	This Agreement may be executed in any number of counterparts (including counterparts transmitted by fax), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

15.4	Neither Party hereto may assign its rights and/or obligations hereunder in whole or in part, without the prior written consent of the other Party hereto, provided that either Party shall be entitled, at any time, to assign this Agreement to an Affiliate of such Party or to a party which acquires all or substantially all of that party’s business related to this Agreement, whether by merger, sale of assets or otherwise, provided that the assigning Party shall guarantee performance of any and all financial liabilities hereunder by such transferee.

15.5	No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

15.6	Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any applicable jurisdiction, the invalid or unenforceable part or provision shall, provided that it does not go to the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties hereto.

15.7	This Agreement shall make neither Licensee nor Pharmedica the agent or legal representative of the other. Each Party shall be an independent contractor, not an employee or partner of the other Party, and the manner in which each Party renders its services under this Agreement shall be within its sole discretion. Neither Licensee nor Pharmedica is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other, with regard to any manner or thing whatsoever, unless otherwise specifically agreed upon in writing.

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15.8	Each Party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

15.9	None of the provisions of this Agreement shall be enforceable by any person who is not a party to this Agreement.

15.10	The remedies afforded to any of the parties hereto, whether hereunder, or under applicable law or otherwise, shall be cumulative in nature and not alternative.

15.11	Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, strikes, act of God, strike or other labor trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.

15.12	Notice, declaration or other communication required or authorized to be given by any Party under this Agreement to any other Party shall be in writing and shall be personally delivered, sent by facsimile transmission (with a copy by ordinary mail in either case) or dispatched by courier addressed to the other Party at the address stated below or such other address as shall be specified by the Parties hereto by notice in accordance with the provisions of this Section. Any notice shall operate and be deemed to have been served, if personally confirmed as delivered, successfully sent by fax or by delivered by courier on the next following business day. Licensee’s and Pharmedica’s addresses for the purposes of this Agreement shall be as follows:

Green C Corporation: 1 Whitehorse Road, Unit 16, Toronto, Ontario M3J 3G8

Tel: 416-661-0728; Attn: Elisha Kalfa; E-mail: elisha@focusglobalsupply.com

Pharmedica: 9 Andre Saharov, Matam, Building #25, Haifa 508409, Tel: +(972) 04 8342155; Fax: +(972) 04 8341233 Attn: Dr. Yoram Rubin, CEO E-mail yrubin@pharmedica.co.il with a copy (which shall not constitute notice) to: Tulchinsky Stern Marciano Cohen Levitski & Co., 4 Berkowitz Street, Museum Tower, 12th Floor, Tel-Aviv 6423806, Fax: +972-3-607-5050, Attn: Adv. Alon Tabak Aviram; Email: alont@tslaw.co.il.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement and the Annexes hereto.

Green C Corporation	PHARMEDICA LTD.

signature:	signature:

name:	name:

designation:	designation:

date:	date:

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Annex A – Description of Patch

A “Eluting Transmucosal Patch Platform (ETP)” for non-invasive drug delivery.

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Annex B – Patent(s)/Patent Application(s)

1. WO 2012/104834 A1

New oral dissolving films for insulin administration, for treating diabetes.

filed on December 2011. National Phase at Israel and the USA.

2. WO 2010/135053 A2

Dual and single layer dosage forms.

Issued USA patent on April 28, 2015.

3. PCT/IL 2017/050845

Adhesive Oral dissolved Films in Managing Oral Care.

PCT on 31 July 2017.

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Annex C – Diligence Milestones

Licensee is required to meet the following development/regulatory/commercialization milestones in order to retain the license:

○	Successful completion of the development of product samples by the end of year 1, provided there are no delays which are under the control of Licensee, its Affiliates or Subcontractors and any such delays not under their control will be deemed to extend such period, commensurate with such delay.

○	Successful completion of product scale-up and receipt of regulatory marketing approval by the end of year 3, provided there are no delays which are under the control of Licensee, its Affiliates or Subcontractors and any such delays not under their control will be deemed to extend such period, commensurate with such delay.

○	First commercial sale by the end of year 3 in any of the following territories: US, Canada, Japan, western Europe, provided there are no delays which are under the control of Licensee, its Affiliates or Subcontractors and any such delays not under their control will be deemed to extend such period, commensurate with such delay.

○	$50,000 in annual sales each year from years 5-9

○	$100,000 in annual sales each year from year 10 onwards